Exhibit 99.1

WABCO Provides Update within 2018 EPS Guidance Range

Reflecting the Impact of a Fast-Evolving Geopolitical Environment

•	Global sales growth continues to outpace the market; order intake in Europe and Americas remains high with headwinds in certain emerging markets

•	Reported and performance EPS expected to be in the lower half of previously issued full year guidance

BRUSSELS, Belgium, September 12, 2018 – WABCO Holdings Inc. (NYSE: WBC), the leading global supplier of braking control systems and other advanced technologies that improve the safety, efficiency and connectivity of commercial vehicles, is today providing an update within its previously disclosed guidance issued July 19, 2018, based on its estimate of economic and market conditions for the second half of the year.

The recent intensification of geopolitical dynamics is negatively impacting markets and currencies in some of WABCO’s regions. WABCO now expects that truck and bus production in China will deteriorate by approximately 30 percent in the second half of 2018 and 11 percent on a full year basis, compared to 2017. In addition, this is causing a slowdown in demand from Russia and Turkey.

As a result of these economic and political conditions, WABCO expects to end in the lower half of its previously issued EPS guidance for the full year 2018. WABCO estimates the impact to the second half of 2018 reported and performance EPS to be approximately $0.20, spread evenly over the third and fourth quarters. The Company will partially mitigate the effect of these market factors through cost management activities.

Additionally, WABCO anticipates product engineering expenses will be more concentrated in the third quarter resulting in up to a $0.10 reported and performance EPS headwind with no impact to the full year outlook.

“As a result of efficiencies generated within WABCO’s supply chain and through cost management activities, we expect to stay within our previous full year guidance, coming in towards the lower half of the range, despite intensifying economic headwinds. This outlook does not consider any tax tailwinds that may materialize in the second half,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer.

About WABCO

WABCO (NYSE: WBC) is the leading global supplier of braking control systems and other advanced technologies that improve the safety, efficiency and connectivity of commercial vehicles. Originating from the Westinghouse Air Brake Company founded nearly 150 years ago, WABCO is powerfully “Mobilizing Vehicle Intelligence” to support the increasingly autonomous, connected and electric future of the commercial vehicle industry. WABCO continues to pioneer innovations to address key technology milestones in autonomous mobility and apply its extensive expertise to integrate the complex control and fail-safe systems required to efficiently and safely govern vehicle dynamics at every stage of a vehicle’s journey – on the highway, in the city and at the depot. Today, leading truck, bus and trailer brands worldwide rely on WABCO’s differentiating technologies. Powered by its vision for accident-free driving and greener transportation solutions, WABCO is also at the forefront of advanced fleet management systems and digital services that contribute to commercial fleet efficiency. In 2017, WABCO reported sales of $3.3 billion and has nearly 15,000 employees in 40 countries. For more information, visit www.wabco-auto.com and, for WABCO’s 2017 Annual Report, visit ar.wabco-auto.com.

WABCO Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, the risks inherent in our global operations, including geopolitical risks, our ability to successfully integrate any acquired businesses or our acquired businesses not performing as planned, our ability to mitigate any tax risks, including, but not limited to, those risks associated with changes in legislation, tax audits and the loss of the benefits associated with our tax rulings and incentives in certain jurisdictions and the risk that we may need to increase our provisional charge relating to the transition tax under U.S. tax law, and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.

WABCO media, investors and analysts contact

Sean Deason, +1 248 270 9287, investorrelations@wabco-auto.com